Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 for United States Natural Gas Fund, LP (333-194496) of our report dated February 28, 2014 relating to the statements of financial condition for the years ended December 31, 2013 and 2012, including the schedules of investments as of December 31, 2013 and 2012 and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2013, 2012 and 2011 of United States Natural Gas Fund, LP included in the Form 10-K of United States Natural Gas Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
April 3, 2014